QUALIFIED PLAN EXCHANGE PRIVILEGE RIDER

Upon written request received at our Home Office the policy to which this rider is attached may be exchanged for a new policy on the life of the Insured, subject to the following conditions:

1, The policy to which this rider is attached must be infarce.
2. The policy must be owned by a Qualified Pension Plan.
3. The new policy shall be on a form in use by US on the Date of Exchange.
4. The Face Amount of the new policy cannot exceed the lesser of:

a) $2,000,000; or
b) the Face Amount of the policy to which this rider is attached less the policy's Cash Value on the Date of Exchange.

5. The new policy will be issued on the basis of the Insured's Attained Age as of the Date of Exchange.
6. The new policy shall be at the premium rate in effect for the Insured's
Attained Age on the Date of Exchange. If this policy is in an extra premium class on the Date of Exchange, the new policy shall be issued in the same extra premium class.
7. No evidence of insurability will be required. The risk classification of the
Insured under the new policy shall be the same risk classification as under the policy to which this rider is attached.
8. The policy to which this rider is attached must be surrendered.

The Date of Exchange is the Date of Issue of the new policy.

Qualified Pension Plans are Qualified Pension and Profit Sharing Plans that have met all the requirements under Internal Revenue Code Section 401.

National Life Insurance Company
One National Life Drive, Montpelier, Vermont 05604 (802) 229-3333

8336(0707)

WAIVER OF
PREMIUMS

If, on the Date of Exchange, the Insured is totally disabled as defined in waiver of premiums rider contained in the policy to which this rider is attached and either has been so disabled for at least two years or to the date the Insured reaches Attained Age
60, then waiver protection will be provided on the new policy.

1. If an exchange to a whole life policy is made:

a) a Waiver of Premiums Rider shall be added to the new policy; and
b) payment of premiums on the new policy shall be waived, starting with the first premium due on or after the 121st consecutive day of total disability of the Insured, and continuing during the continuance of such disability; or

2. if an exchange to a flexible premium adjustable benefit life policy is made:

a) a Rider for Waiver of Monthly Deductions or a Waiver of Specified
Premium Rider shall be added to the new policy; and
b) Covered Monthly Deductions on the new policy shall be waived starting on the Monthly Policy Date on or next following the 121st consecutive day of total disability if a Rider for Waiver of Monthly Deductions is added, or monthly payments of the Monthly Specified Premium will be made to the new policy starting on the Monthly Policy Date on or next following the 181st consecutive day of total disability if a Waiver of
Specified Premium Rider is added.

If on the Date of Exchange the Insured is not totally disabled as defined in any waiver of premiums rider contained in the policy to which this rider is attached, a waiver rider may be added to the new policy.

All waiver rider exchanges shall be subject to the following terms:

1. The policy to which this rider is attached must contain a waiver of premiums rider.
2. The exchange may be made only prior to the date the Insured reaches
Attained Age 60.
3. Proof to our satisfaction that the Insured is insurable shall be required if the new policy is a limited payment life policy.
4. The waiver rider on the new policy shall. be on a form in use by us on the
Date of Exchange.
5. The waiver rider on the new policy shall be at the premium rate in effect for the Insured's Attained Age on the Date of Exchange.

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229-3333

8336(0707}

TERMINATION

This rider will terminate if the policy to which this rider is attached is no longer part of a Qualified Pension Plan.

Signed for National Life Insurance Company at Montpelier, Vermont, as of the date of issue of this rider, by

Chairman of the Board
and
Chief Executive Officer

National Life Insurance Company
One National Life Drive Montpelier, Vermont 05604 (802) 229~3333

8336(0707)